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                                                                    EXHIBIT 99.2


                                   MAIDENFORM, INC.


             MAIDENFORM APPOINTS PAUL MISCHINSKI AS NEW CHIEF EXECUTIVE Experienced Industry Leader to Build on Operational, Financial Improvements;
          Priority Goal to Leverage Outstanding Maidenform Brand Portfolio


     New York, NY, March 5, 1998 -- Maidenform Worldwide, Inc. announced today that Paul Mischinski, 43, will assume the position of Chief Executive Officer of the company, effective immediately. Mr. Mischinski will also serve as CEO of NCC Industries, Inc. [OTC: NCCD]. NCC is 92.8% owned by Maidenform, Inc.


     Mr. Mischinski, who was elected to the Board of Directors of Maidenform in December, 1997, is a veteran executive of the intimate apparel industry. He has extensive experience in a wide range of marketing, manufacturing, and senior management positions, including Chief Executive Officer of Bali Company. Mr. Mischinski succeeds Ted Stenger, a Principal with Jay Alix & Associates who has
served as interim Maidenform CEO and Director since November, 1997.   Mr.
Stenger will remain on Maidenform's Board of Directors and will continue his contributions to the company's ongoing financial and operational restructuring program.


James A. Williams, Chairman of the Board of Directors of Maidenform, Inc., said "Paul Mischinski brings an exceptional record of operational success in the intimate apparel industry as well as superb financial acumen to Maidenform. During more than fifteen years in the intimate apparel industry, Paul has played key roles in developing, manufacturing and marketing some of the leading products in our business."


Ted Stenger added, "As I have witnessed first-hand since he joined our Board of Directors last year, Paul brings a genuine passion to his work and a proven ability to inspire those around him. Paul is the ideal leader to complete our operational restructuring, reestablish our market share and deliver long-term profitability."


Paul Mischinski said, "I am very excited to be joining Maidenform at this key juncture in the company's history. I believe that Ted Stenger and the management team have done an outstanding job of stabilizing the organization, identifying and addressing key operational and financial issues, and positioning Maidenform for a return to profitability and growth. I look forward to working with the Maidenform team to accomplish our business objectives. Our priority objectives, beginning immediately, include:


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     -    Continuing to improve on our commitment to consistently deliver exciting, quality product to our retail partners;

     -    Leveraging our wonderful brand portfolio to rebuild market share;  and

     -    Intensifying cost and process improvements currently in process."


Mr. Mischinski most recently was President of Phoenix Partners, an investment partnership based in Winston-Salem, North Carolina. Previously, he was President and Chief Executive Officer of Bali Company, a manufacturer and marketer of intimate apparel under the Bali, WonderBra, Hanes Her Way, Just My Size and other brands. Mr. Mischinski also served in a wide range of management positions as an executive of the Playtex Apparel unit of the Sara Lee Corporation. He is a graduate of Bucknell University and earned his MBA from Wharton Business School, University of Pennsylvania.


Maidenform is one of the largest privately-owned manufacturers of women's intimate apparel in the United States and in the world.


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Contact:  Don Nathan     212-484-7782